Exhibit 10.21

[Translation of Chinese original]

Loan Agreement

This Agreement was entered into by and between the following parties on April 4, 2007 in Beijing, China:

Lender: Beijing Super TV Co., Ltd.

Registered Address: Jingmeng Hi-Tech Building B, 4/F, Room 406, No.5, Shangdi East Road, Haidian District, Beijing

Contact Address: [blank]

Borrower: Novel-Tongfang Information Engineering Co., Ltd.

Registered Address: Shishan Software Science & Technology Venture Center Tower A, 1/F, Nanhai District, Foshan, Guangdong

Contact Address: [blank]

Whereas:

1.	Established in China, the Lender, a wholly owned subsidiary of China Digital TV Technology Co., Ltd. registered in the British Virgin Islands (the “Parent Company”), engages in businesses related to the development, production and sales of conditional access systems, or CAS (the “Relevant Businesses”);

2.	Due to the reason that the Chinese government policies on commercial encryption technology restrict foreign companies in their businesses related to commercial encryption technology in China, the Lender can only develop its Relevant Businesses by establishing through Beijing Novel-Tongfang Digital TV Technology Co., Ltd., a domestic company with a production permit of commercial encryption products and a valid business license (the “Domestic Company”);

3.	The Lender plans to provide the Borrower with a loan of RMB 11,205,100 (the “Equity Investment Loan”), by the time when the Domestic Company is established, as the Borrower’s capital contribution to the registered capital of the Domestic Company (the “Equity Investment”). Meanwhile the Borrower shall authorize the Lender to exercise the shareholder’s full rights of the Domestic Company by entering into a series of contractual arrangements (the “Authorization Arrangements”). Currently the Lender, Parent Company and the Borrower are negotiating about the matters related to the Equity Investment Loan;

4.	Both Parties acknowledge that, in order to accelerate the completion the Equity Investment in the Domestic Company, the Borrower has made its capital contribution to the Domestic Company with its own fund of RMB 11,205,100 (the “Self Contribution”) and become one of the shareholders of the Domestic Company. The Borrower and the Lender have entered into certain contracts to complete the Authorization Arrangements; and

5.	For the purposes of completing the Lender’s Equity Investment Loan to the Borrower contemplated herein to serve as the Borrower’s Equity Investment to the Domestic Company, which is originally supposed to be provided by the Lender, the Lender shall provide loans to the Borrower pursuant to this Agreement.

NOW THEREFORE, the Parties hereto, through friendly consultations and under the principles of equality and mutual benefits, agree as follows:

1.	Loan Purpose and Amount

1.1	The Lender agrees to provide the Borrower with a loan in the amount of RMB 11,205,100 (RMB Eleven Million Two Hundred And Five Thousand One Hundred) through The Bank of Beijing, Shangdi Branch. The Borrower agrees to accept such loan through The Bank of Beijing, Shangdi Branch.

1.2	The Lender and the Borrower agree to enter with The Bank of Beijing, Shangdi Branch, into all the documents required by the Bank for the entrusted loan, as listed in Exhibit 1 hereto (the “Entrusted Loan Documents”). The interests on such loan shall be calculated and paid pursuant to the Entrusted Loan Documents at an interest rate of 5.751% per annum. In the event of any contradiction between the Entrusted Loan Documents and this Agreement, the latter shall prevail.

1.3	As contemplated herein, the Lender plans to provide the Borrower with the Equity Investment Loan for the purpose to enable the Borrower to make Equity Invest in the Domestic Company and complete the Authorization Arrangements, while the Borrower has made the Equity Investment in the Domestic Company with its Self Contribution and made the Authorization Arrangements with the Lender. Therefore, the Lender and the Borrower hereby acknowledge that the only purpose of the loan is to provide the Borrower with the Equity Investment Loan as scheduled to repay the Borrower’s Self Contribution previously made.

2.	Conditions of the Loan

2.1	The term of the loan hereunder shall be one year, starting from the date when Borrower actually withdraws the fund (the “Loan Term”). The Loan Term shall be automatically renewed for another year after expiration, unless the Lender sends a written notice of no renewal three month in advance.

2.2	The Borrower hereby acknowledges that the loan hereunder shall be used only to repay the Borrower’s Equity Investment in the Domestic Company and therefore, without the Lender’s consent, the Borrower shall not pledge or transfer to any third party any Equity Interest generated from such loan.

2.3	The Borrower and the Lender hereby agree and acknowledge that, unless at the Lender’s request or the loan hereunder is due, the Borrower may not pay off the loan hereunder in advance, and shall repay the loan only in the following method and amount: the Borrower shall transfer its Equity Interest of the Domestic Company to the Lender or any third party designated by the Lender and deliver to the Lender all proceeds from such transfer. As the transfer is done and the payment is made, the Borrower shall be deemed to have paid off all the remaining balance of the loan hereunder. If the Borrower needs to grant for free all the proceeds from the Equity Interest to the Domestic Company pursuant to certain future agreements to be entered into between the Domestic Company and the Lender, the Borrower shall be deemed to have paid off all the remaining balance of the loan hereunder.

If the Borrower is deemed to have paid off all the remaining balance of the loan hereunder, the Authorizations Arrangements shall be adjusted accordingly.

2.4	The Borrower and the Lender hereby agree and acknowledge that, the Borrower shall immediately repay the loan in advance in the event of any of the following circumstances:

2.4.1	Any spin-off, merger, liquidation, bankruptcy or dissolution of the Borrower;

2.4.2	The Borrower is engaged in or involved with any crime; or

2.4.3	Any third party makes a claim over RMB 1 million against the Borrower.

3.	Representations and Warranties

3.1	The Borrower makes its representations and warranties to the Lender as follows, and acknowledges that the Lender shall rely on such representations and covenants to execute and perform this Agreement:

3.1.1	It is a company duly incorporated and validly existing under the PRC law;

3.1.2	The execution and performance of this Agreement is within its powers and business scope and do not conflict with any laws or contracts having legal powers or effects on it. It has taken all necessary corporate actions and proper authorizations and obtained all necessary consents and approval from any third parties and the government authorities;

3.1.3	This Agreement constitutes legal, valid, binding and enforceable obligations upon the Borrower upon the execution; and

3.1.4	Without the Lender’s prior consent, it shall not create any security interests for any beneficiaries other than the Lender or its subsidiaries or any third party’s pre-emptive rights on all or part of the Equity Interest of the Domestic Company;

3.2	The Lender makes it representations and warranties to the Borrower as follows:

3.2.1	It is a company duly incorporated and validly existing under the PRC laws;

3.2.2	The execution and performance of this Agreement is within its powers and business scope and do not conflict with any laws or contracts having legal powers or effects on it. It has taken all necessary corporate actions and proper authorizations and obtained all necessary consents and approval from any third parties and the government authorities; and

3.2.3	This Agreement constitutes legal, valid, binding and enforceable obligations upon the Lender upon the execution.

4.	The Borrower’s Covenants

4.1	As a shareholder of the Domestic Company, the Borrower hereby covenants to the Lender that, within the Term of this Agreement, the Borrower shall not be engaged in, without the Lender’s prior written consent, any transactions that may materially affect its assets, obligations, rights or operation, including but not limited to:

4.1.1	To borrow other loans from any third parties or assume any debts;

4.1.2	To sell to or acquire from any third parties any assets or rights, including but not limited to any intellectual properties;

4.1.3	To provide any third parties with real guarantee on their assets or intellectual properties; or

4.1.4	To transfer to any third parties any rights or obligations hereunder.

4.2	Within the Term of this Agreement, the Borrower hereby further covenants to the Lender as follows:

4.2.1	To take all actions to ensure and maintain its qualification and status as a shareholder of the Domestic Company;

4.2.2	Not to transfer, waive or dispose by any means any Equity Interest of the Domestic Company held by it;

4.2.3	To urge the shareholders meetings of the Domestic Company not to adopt any resolutions to merge with or invest in any third parties without the Lender’s prior consent;

4.2.4	To notify the Lender on a timely basis of any litigations, arbitrations or administrative procedures that have occurred or threaten to occur and that may affect the Equity Interest of the Domestic Company held by it;

4.2.5	Not to take any actions that may materially affect the assets, businesses, obligations or responsibilities of the Domestic Company, without the Lender’s prior written consent;

4.2.6	Upon the Lender’s requests, to transfer promptly and unconditionally all or part of the Equity Interest of the Domestic Company held by it to the Lender or any third parties designated by the Lender and urge other shareholders of the Domestic Company to waive their pre-emptive rights on the Equity Interest;

4.2.7	Upon the Lender’s requests, to urge other shareholders of the Domestic Company to transfer promptly and unconditionally all or part of the Equity Interest of the Domestic Company held by them to the Lender or any third parties designated by the Lender; and

4.2.8	To strictly observe this Agreement and all its covenants and warranties hereunder.

5.	Breach of Contract

If the Borrower fails to repay the loan to the Lender pursuant to this Agreement, it shall pay the overdue interest to the Lender 0.01% of the due payment per day.

6.	Confidentiality

6.1	Each Party hereto agrees that it shall make its best efforts by taking all reasonable actions to keep confidential any materials and information it learns or acquires from the sources of the other Party hereto (the “Confidential Information”) and, without the other Party’s prior written consent, it shall not disclose, give or transfer to any third parties such Confidential Information. Upon the expiration of this Agreement, it shall return to the other Party, upon the other Party’s requests, any documents, materials or software that contain any Confidential Information, or otherwise destroy them and delete any Confidential Information from any memory devices, and it shall not continue to use such Confidential Information.

6.2	Both Parties agree that this Article shall survive any amendment, cancellation or termination of this Agreement.

7.	Notice

Any notices or other communications by any Party for the purpose of the performance of any rights or obligations hereunder shall be in written in both English and Chinese. The service shall be made by a messenger, registered mail, publicly recognized courier service or photo/text transmission to the other Party’s address, which is to be informed in advance from time to time.

8.	Governing Laws and Dispute Settlement

8.1	The Agreement shall be governed by and construed in accordance with the PRC law.

8.2	Any dispute arising out of the interpretation and performance of any provision herein between the Parties shall be settled through friendly consultations, otherwise any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration with then effective arbitration rules. The arbitration shall be held in Beijing. The language shall be Chinese. The arbitral award shall be final and binding upon all Parties.

8.3	Except for the matters in dispute, both Parties shall continue in good faith to perform their respective obligations hereunder.

9.	Force Majeure

9.1	Force Majeure means any event beyond any Party’s reasonable control or unavoidable even though the affected party has paid reasonable attention, including but not limited to any governmental act, natural force, fire, explosion, storm, flood, earthquake, tide, thunderstrike or war, but excluding any insufficient credit, capital or financing, which shall not be deemed as an event beyond any Party’s reasonable control. The affected party who seeks an exemption from its obligations hereunder shall promptly notify the other party of the force majeure and any necessary steps to be taken to fulfill its performance hereunder.

9.2	In the event of any failure of or delay in the performance hereunder due to any force majeure as defined hereinabove, the affected Party shall not be held responsible for any delayed or hindered performance hereunder due to any force majeure, and shall be exempted from such obligations hereunder only after such Party has exerted all reasonable efforts to perform its obligations hereunder, provided that, however, only the delayed or hindered parts shall apply. Once the force majeure resulting in the obligation exemption is conquered or remedied, both Parties agree to make the utmost efforts to resume their performance hereunder.

10.	Miscellaneous

10.1	Without written consent of all the parties hereto, no amendment, termination nor waiver of this Agreement shall come into effect.

10.2	Without the Lender’s prior written consent, the Borrower shall not transfer any of its rights or obligations hereunder to any third parties.

10.3	If any clause or provision hereof is deemed illegal or unenforceable by any applicable laws, such clause or provision shall be deemed as deleted from this Agreement and invalid, provided that, however, this Agreement shall continue to be effective and be deemed as if not containing such defective clause or provision at all. The Parties shall, through consultations, replace such deleted clause or provision with a legitimate and effective clause or provision acceptable to the Lender.

10.4	Notwithstanding certain provisions hereof, including but not limited to Clause 2.2, Clause 3.1.4, Clause 4.2.2 and Clause 4.2.5, this Agreement shall not restrict or affect in any way any rights or obligations under Clause 4.4 of the Share Purchase and Investment Agreement entered into on November 16, 2006 by the following parties:

1)	China Capital Investment Holdings Limited;

2)	Capital International Private Equity Fund IV, L.P.;

3)	CGPE IV, L.P.;

4)	Novel Tongfang Information Engineering Co., Ltd.;

5)	Dongguan Huarong Science and Technology Co., Ltd.;

6)	Beijing Shixun Hulian Science and Technology Co., Ltd.;

7)	Jianhua Zhu;

8)	Zengxiang Lu; and

9)	Hua Guo.

In witness whereof, the Parties hereto have their authorized representatives execute this Agreement on date and place indicated at the Preamble hereof.

(No text on this signature page)

Lender: Beijing Super TV Co., Ltd.
Authorized Representative:	/s/ Jianhua Zhu
(Seal)

Borrower: Novel-Tongfang Information Engineering Co., Ltd.
Authorized Representative:	/s/ Wangzhi Chen
(Seal)

Entrusted Loan Agreement

Contract serial No.: Year 2007 S.W.Zi.No.001

Trustor (full name): Beijing Super TV Co., Ltd.

Address: Jingmeng Hi-Tech Building B, Room 406, No.5, Shangdi East Road, Haidian District, Beijing

Legal Representative: Jianhua Zhu

Telephone: 62988477

Trustee: The Commercial Bank of Beijing, Ltd., Shangdi Branch

Address: International Science & Technology Venture Park, No.1 Xinxi Road, Shangdi, Haidian District, Beijing

Contact Person: Dailu Geng

Telephone: 82895586

Borrower (full name): Novel-Tongfang Information Engineering Co., Ltd.

Address: Jingmeng Hi-Tech Building B, 4th Floor, No.5, Shangdi East Road, Haidian District, Beijing

Legal Representative: Wangzhi Chen

Telephone: 62981514

For the purpose of the fully effective use its fund, the Trustee is entrusted by the Trustor to advance certain entrusted loan to the Borrower. This Entrusted Loan Agreement (“of this Agreement”) is hereby entered into, after friendly consultations, among the Trustor, the Trustee and the Borrower in accordance with applicable law and regulations.

Article 1 The Trustor entrusts the Trustee to advance a loan of RMB11, 205,100 (RMB Eleven Million Two Hundred and Five Thousand One Hundred) in total to the Borrower in line with the applicable loan advancing procedures (the “Entrusted Loan”).

Article 2 Purpose of the loan: Working capital supplement.

The term of the Entrusted Loan: 1 year, from April 12, 2007 to April 12, 2008

The Interest rate for the Entrusted Loan: 0.47925% per month.

Article 3 The Borrower, purpose, amount, term and interest rate of the Entrusted Loan shall be all determined by the Trustor, while the Trustee shall be only in charge of the related procedures for the loan advancing and shall not assume any loan risks of any kind.

Article 4 The Trustor shall open at the Trustee a current deposit account and an account of the Entrusted Loan fund account and shall deposit the whole lump sum for the Entrusted Loan into such current deposit account within 3 days after the effectiveness of this Agreement. By the time when the Trustee advances the loan under the Trustor’s instruction, the Trustee shall transfer the same amount as the loan to the account of the Entrusted Loan fund from the current deposit account. The Trustor may not use any deposit in the account of the Entrusted Loan fund.

Article 5 The Borrower shall open at the Trustee a loan account and a deposit account for such purposes as the loan use, principal repayments and interest payments.

Article 6 The Trustee shall advance the loan of the agreed amount within [blank] business days after the Borrower complete the fund withdrawal procedure. Before The Borrower plans to withdraw the loan, it shall submit a withdrawal schedule to the Trustee and shall withdraw the loan as scheduled.

Article 7 The Borrower shall submit the detailed repayment schedule as required by the Trustor and shall repay the loan as scheduled.

Article 8 The Borrower shall use the loan, repay the principal and pay the interest pursuant to the provisions hereof.

The Borrower shall use the following capital to repay the principle and pay the interest:

1.	The company’s sales income

2.	[blank]

3.	[blank]

Within the effective term of this Agreement, the Trustor and the Trustee shall have the right to inspect the usage of the loan and the Borrower shall provide the related information and materials as required by the Trustor and the Trustee.

Article 9 The loan hereunder shall be guaranteed by the guarantor permitted by the Trustor in the form of [blank] and a separate Guarantee Contract shall be entered into as an exhibit hereto.

Article 10 The Trustee shall collect the interest of the Entrusted Loan from the Borrower quarterly (quarterly/annually). The Trustee shall transfer such interest to the Trustor’s current deposit account within 10 days after receiving the interest.

Article 11 The Trustee shall transfer the full amount of each principal repayment to the Trustor’s current deposit account within [blank] business days after receiving such repayment.

Article 12 In the event that the Entrusted Loan is paid off in advance or repaid in arrears, the Trustee shall act upon the Trustor’s written instructions.

Article 13 In the event that the term of the Entrusted Loan expires as scheduled but the Entrusted Loan is not fully repaid, the Trustor may not withdraw from the account of the Entrusted Loan fund. Once the full repayment is made by the Borrower, it shall be transferred into the Trustor’s current deposit account by the Trustee.

Article 14 The Trustor shall bear the stamp duties hereunder. The Trustee shall charge the Trustor 0.1% of the loan as the service fee when advancing the Entrusted Loan. Both parties hereto agree upon the payment method for the service fee as follows:

[blank]

Article 15 Default Liabilities:

1.	If the Trustor fails to deposit the full amount of the Entrusted Loan into its account at the Trustee as scheduled, the Trustee may require the Trustor to pay a default charge in the amount of 5% of the total shortfall.

2.	If the Trustee fails to advance the loan pursuant to this Agreement, the Borrower may require the Trustee to pay a default charge in the amount of [blank]% of the total amount of the Entrusted Loan. If such default is caused by the Trustor’s violation as described in the previous paragraph, the default charge shall be borne by the Trustor.

3.	If the Borrower repays the loan in advance at his own discretion, the Trustee shall notify the Trustor immediately if it does not receive any written notice of the early repayment from the Trustor. If the Trustee permits any delayed or early repayment without the Trustor’s authorization, the Trustee shall pay the Trustor a default charge in the amount of [blank]% of the total delayed or early repayment.

If the Borrower fails the due payments of the principal or interest, the Trustee shall assist the Trustor in urging such payments. The overdue loan shall be charged with the overdue interest in line with the regulations of the People’s Bank.

Article 16 Other matters agreed upon by the Trustor, the Trustee and the Borrower:

[blank]

Article 17 The disputes arising from the performance of this Agreement shall be resolved by the Trustor, the Trustee and the Borrower through their consultations; if such consultations fail, the dispute may be brought to a people’s court at the Trustee’s jurisdiction.

Article 18 The Agreement shall come into existence on the date when the legal representatives, contact persons or authorized agents of the Trustor, the Trustee and the Borrower put on their signatures and corporate seals or contract seals.

This Agreement shall come into force on the execution day, after which no party shall alter or terminate this Agreement at its own discretion. If it is necessary to amend any provisions hereof or to terminate this Agreement, a written agreement on the matter shall be made by the three parties through consultations.

Article 19 The Agreement is made with three original copies. Each of the three Parties holds one copy. Each copy shall have the same legal force.

Article 20 The Trustee has requested the Trustor and the Borrower to fully and accurately understand the articles of the Agreement and has made the corresponding interpretations to the provisions hereof at requests from the Trustor and the Borrower. The Parties hereto have the same understanding of the meanings of this Agreement.

The Trustor (Official Seal): Beijing Super TV Co., Ltd.
Legal Representative:	/s/ Jianhua Zhu
(or authorized agent)
April 12, 2007

The Trustee (Official Seal): Bank of Beijing, Shangdi Branch

Contact Person:	/s/ Dailu Geng

(or authorized agent)
April 12, 2007

The Borrower (Official Seal): Novel-Tongfang Information Engineering Co., Ltd.
Legal Representative:	/s/ Hua Guo
(or authorized agent)
April 12, 2007

Signing place: Haidian District, Beijing